CONVERTIBLE SECURED PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

Note No. 1 Date of Issuance: 9/29/2014

Principal Amount: $750,000

FOR VALUE RECEIVED, Optmed, Inc., Delaware corporation (the "Company"), hereby promises to pay Pidilite USA, Inc. (the "Lender"), the principal sum of $750,000, with simple interest on the outstanding principal amount at the rate of 6% per annum, provided that in no event shall the interest rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes. Interest shall commence upon the date hereof and shall continue on the outstanding principal until paid in full or converted. This Note is one of two (2) Notes issuable pursuant to that certain Secured Convertible Note Purchase Agreement dated September 29, 2014 between the Company and the Lender (the "Purchase Agreement") and is entitled to the benefits of and is subject to the terms contained in that Purchase Agreement. Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. **Maturity.** Unless earlier paid or converted into Conversion Shares pursuant to Section 3 of the Purchase Agreement, the outstanding principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after the Maturity Date.

2. **Payment.** All payments shall be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the Maturity Amount if any (as such term is defined below), then accrued interest due and payable, and any remainder applied to principal.

3. **Pre-Payment.** Prepayment of principal, together with accrued interest, may not be made prior to the Maturity Date without the Lender's consent. If pre-payment is consented to by the Lender, the Company shall pay Lender, in addition to all or part of the principal that is then being prepaid and all accrued interest then due, an amount (the "Maturity Amount") equal to the product of: (i) .83% multiplied by (ii) the principal amount of this Note outstanding during each month that this Note was outstanding, multiplied by (iii) the total number of months (pro rata for partial months) this Note was outstanding. Interest will no longer continue to accrue on any prepaid or other principal amounts paid after such pre-payments, payments or conversion. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

4. **Defaulted Interest.** If the Company defaults in a payment of principal or interest on this Note, it shall pay interest on overdue principal (without regard to any applicable grace periods) from time to time on demand at the rate per annum equal to twelve percent (12%), to the extent lawful, until such time as the Company has paid such overdue principal.

5. **Security.** This Note is a first priority secured obligation of the Company except as otherwise provided in the Purchase Agreement for the release of security.

6. **Priority.** This Note will be prior in right of payment to all current and future Company indebtedness to banks, leasing or equipment financing institutions and other financial institutions engaged in the business of lending money, which is for money borrowed or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured.

7. **Successors and Assigns.** This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the Purchase Agreement. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note and in the Purchase Agreement, and agrees to comply with all such terms and conditions for the benefit of the Company and any other holders.

8. **Titles and Subtitles.** The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

9. **Amendments and Waivers; Resolutions of Dispute; Notice.** The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

10. **Severability.** If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. **Expenses.** Other than as provided elsewhere herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

12. **Counterparts.** This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically by .pdf transmission or by facsimile shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

13. **Waiver of Jury Trial.** TO THE EXTENT EACH MAY LEGALLY DO SO, COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, COMPANY HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14. **Jurisdiction, Dispute Resolution.** This Note shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Any dispute, claim or controversy arising out of or relating to this Note or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in New York, New York before one arbitrator, who shall require the mutual consent of the Company and Pidilite as contemplated in the Purchase Agreement, which consent shall not be unreasonably withheld. If the parties are unable to agree on the arbitrator, each party shall select one arbitrator and the arbitrators chosen shall select a third, and the third arbitrator shall resolve the dispute as the sole arbitrator. Subject to Section 10.7, the parties shall each pay 50% of the cost of the arbitration. The arbitration shall be

administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, and the parties hereto shall have the same rights of discovery as they would have in a state court of law in New York, New York, including document production, subpoena power and the right to take depositions. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction. The arbitrator shall have full power to award interim relief pending final judgment, including, but not limited to, granting equitable relief, injunctive relief, specific performance, or granting similar remedies, and shall award fees and costs pursuant to Section 10.7 of the Purchase Agreement. This clause shall not preclude any party hereto from seeking provisional remedies in aid of arbitration from a federal or state court located in New York, New York.

Date: September 29, 2014

"COMPANY"

OPTMED, INC.

By: ______________________________

Ervin Braun, Chief Executive Officer